Exhibit 107
Calculation of Filing Fee Tables
424(b)(5)
(Form Type)
Issuer:
Verisk Analytics, Inc.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule (1)	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	Debt	5.250% Notes due 2035	457(r)	$700,000,000	99.753%	$698,271,000	$ 153.10 per $1,000,000	$106,905.29

Fees Previously Paid	—	—	—	—	—	—	—	—

Carry Forward Securities

Carry Forward Securities	—	—	—	—	—	—	—	—	—	—	—	—

	Total Offering Amount					$698,271,000		$106,905.29

	Total Fees Previously Paid							—

	Total Fee Offsets							—

	Net Fee Due							$106,905.29

(1)
Calculated in accordance with Rule 457(r) under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with Rules 456(b) and 457(r) of the Securities Act, as amended, the registrant initially deferred payment of all of the registration fee for Registration Statement
No. 333-270827
filed by the registrant on March 24, 2023.